Exhibit 10.1

NOVATEL WIRELESS, INC.
Amended and Restated
2009 Omnibus Incentive Compensation Plan
1. Purpose. The purpose of the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan is to promote the long-term success of the Company and the creation of stockholder value by offering directors, officers, employees and consultants of the Company an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.
2. Definitions. As used in the Plan,
(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries owns not less than 50 percent of such entity.
(b) “Aggregate Share Limit” means the aggregate maximum number of shares available under the Plan pursuant to Section 3(a)(i) of the Plan.
(c) “Annual Incentive Award” means a cash award granted pursuant to Section 8 of the Plan, where such award is based on Management Objectives and a Performance Period of one year or less.
(d) “Appreciation Right” means a right granted pursuant to Section 5 of the Plan.
(e) “Award” means any Annual Incentive Award, Option Right, Restricted Stock, Restricted Stock Unit, Appreciation Right, Performance Share, Performance Unit or Other Award granted pursuant to the terms of the Plan.
(f) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(g) “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(h) “Board” means the Board of Directors of NWI, as constituted from time to time.
(i) “Change in Control” means, except as may otherwise be provided in an Evidence of Award, the first to occur of the following events:
(i) any Person is or becomes the Beneficial Owner of 50 percent or more of the combined voting power of the then-outstanding Voting Stock of NWI; provided , however , that:
(1) the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of NWI directly from NWI that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of NWI by the Company, (C) any acquisition of Voting Stock of NWI by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company, and (D) any acquisition of Voting Stock of NWI by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(iii) below;
(2) if any Person is or becomes the Beneficial Owner of 50 percent or more of the combined voting power of the then-outstanding Voting Stock of NWI as a result of a transaction described in clause (A) of Section 2(i)(i)(1) above and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of NWI representing one percent or more of the then-outstanding Voting Stock of NWI, other than in an acquisition directly from NWI that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by NWI in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;
(3) a Change in Control will not be deemed to have occurred if a Person is or becomes the Beneficial Owner of 50 percent or more of the Voting Stock of NWI as a result of a reduction in the number of shares of Voting Stock of NWI outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of NWI representing one percent or more of the then-outstanding Voting Stock of NWI, other than as a result of a stock dividend, stock split or similar transaction effected by NWI in which all holders of Voting Stock are treated equally; and

(4) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 50 percent or more of the Voting Stock of NWI inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person has Beneficial Ownership of less than 50 percent of the Voting Stock of NWI, then no Change in Control will have occurred as a result of such Person’s acquisition; or
(ii) a majority of the Board ceases to be comprised of Incumbent Directors; or
(iii) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of NWI or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of NWI outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50 percent of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns NWI or all or substantially all of NWI’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Transaction, of the Voting Stock of NWI, (B) no Person (other than NWI, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Transaction) has Beneficial Ownership, directly or indirectly, of 50 percent or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(iv) approval by the stockholders of NWI of a complete liquidation or dissolution of NWI, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(iii).
(j) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as such law and regulations may be amended from time to time.
(k) “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 12) to administer the Plan.
(l) “Company” means, collectively, NWI and its Subsidiaries.
(m) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(n) “Date of Grant” means the date specified by the Board on which a grant of an Award will become effective (which date with respect to an Option Right or an Appreciation Right will not be earlier than the date on which the Board takes action with respect thereto).

(o) “Director” means a member of the Board of Directors of NWI.
(p) “EBIT” means earnings before interest and taxes.
(q) “EBITDA” means earnings before interest, taxes, depreciation and amortization.
(r) “EBT” means earnings before taxes.
(s) “Effective Date” means the date that the Plan is approved by the stockholders of NWI.
(t) “Evidence of Award” means an agreement, certificate, resolution, notification or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of NWI and, unless otherwise determined by the Board, need not be signed by a representative of NWI or a Participant.
(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(v) “Existing Plan” means the Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan.
(w) “GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

(x) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(y) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of NWI and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by NWI’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NWI in which such person is named as a nominee for director, without objection to such nomination); provided , however , that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(z) “Management Objectives” means the performance objective or objectives established pursuant to the Plan for Participants who have received grants of Annual Incentive Awards, Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or Other Awards pursuant to the Plan. Management Objectives may be described in terms of NWI-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, business unit, region or function within NWI or any Subsidiary. The Management Objectives may be made relative to the performance of other companies. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or changes in one or more of the following criteria:
(i) Profits: Operating income, EBIT, EBT, net income, cash net income, earnings per share, residual or economic earnings or economic profit;
(ii) Cash Flow: EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment;
(iii) Returns: Economic value added (EVA) or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity;
(iv) Working Capital: Working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables;

(v) Profit Margins: Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales;
(vi) Liquidity Measures: Debt-to-capital ratios, debt-to-EBITDA ratios or total debt;
(vii) Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: Revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to stockholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits; and
(viii) Strategic Initiative Key Deliverable Metrics: Consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
At the Board’s discretion, any Management Objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Board shall have the authority to make equitable adjustments to the Management Objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows: in recognition of unusual or non-recurring events affecting NWI or any Subsidiary or Affiliate or the financial statements of NWI or any Subsidiary or Affiliate; in response to changes in applicable laws or regulations; to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or in recognition of any events or circumstances (including, without limitation, changes in the business, operations, corporate or capital structure of the Company or the manner in which it conducts its business) that render the Management Objectives unsuitable; provided , however , that no such adjustment shall be made to any Management Objective applicable to a Qualified Performance-Based Award to the extent such adjustment would cause such Award to fail to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, unless the Board determines that the satisfaction of such requirements is neither necessary or appropriate.
(aa) “Market Value per Share” means as of any particular date the closing sale price of a Share as reported on the Nasdaq Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the

Shares are not traded as of any given date, the Market Value per Share means the closing price for the Shares on the principal exchange on which the Shares are traded for the immediately preceding date on which the Shares were traded. If there is no regular public trading market for the Shares, the Market Value per Share of the Shares shall be the fair market value of the Shares as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(bb) “NWI” means Novatel Wireless, Inc., a Delaware corporation, and any successors thereto.
(cc) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(dd) “Option Price” means the purchase price payable on exercise of an Option Right.
(ee) “Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of the Plan.
(ff) “Other Award” means an Award granted pursuant to Section 9 of the Plan.
(gg) “Participant” means a person who is selected by the Board to receive Awards under the Plan and who is (i) an employee of the Company or any one or more of its Affiliates, (ii) a member of the Board, or (iii) an individual who performs bona fide services to the Company or any one or more of its Affiliates.

(hh) “Performance Period” means, in respect of an Award, a period of time within which the Management Objectives relating to such Award are to be achieved.
(ii) “Performance Share” means an Award under the Plan equivalent to the right to receive one Share awarded pursuant to Section 8 of the Plan.
(jj) “Performance Unit” means a unit awarded pursuant to Section 8 of the Plan that is equivalent to $1.00 or such other value as is determined by the Board.
(kk) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act or any successor provision thereto, as modified and used in Sections 13(d) and 14(d) thereof and the rules thereunder.
(ll) “Plan” means this Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan.
(mm) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(nn) “Restricted Stock” means Shares granted pursuant to Section 6 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(oo) “Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Units may be subject to restrictions, as provided in Section 6 and Section 7 of the Plan.
(pp) “Restricted Stock Unit” means an Award made pursuant to Section 7 of the Plan.
(qq) “Secondary Committee” means one or more senior officers of NWI (who need not be members of the Board), acting as a committee established by the Board pursuant to Section 12(b) of the Plan, subject to such conditions and limitations as the Board shall prescribe.
(rr) “Shares” means the shares of common stock, par value $0.001 per share, of NWI or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan.
(ss) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.
(tt) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by NWI; except that, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time NWI owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(uu) “Voting Stock” means securities entitled to vote generally in the election of directors.
3. Shares Available Under the Plan.
(a) Maximum Shares Available Under Plan.
(i) Subject to adjustment as provided in Section 11 of the Plan, the maximum number of Shares that may be issued (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment or settlement of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment or settlement of Restricted Stock Units, (D) in payment or settlement of Performance Shares or Performance Units that have been earned, (E) in payment or settlement of Other Awards, or (F) in payment of dividend equivalents paid with respect to Awards made under the Plan, in the aggregate will not exceed 15,000,000 Shares (the “Aggregate Share Limit”), plus an additional 323,000 Shares that may be issued for inducement grants pursuant to Nasdaq Listing Rule 5635 (“Inducement Shares”). Shares issued under any plan assumed by NWI in any corporate transaction will not count against the Aggregate Share Limit.
(ii) Shares covered by an Award granted under the Plan shall not be counted against the Aggregate Share Limit unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by any Shares relating to prior Awards that have expired or have been forfeited or cancelled, and to the extent of payment in cash of the benefit provided by any Award granted under the Plan, any Shares that were covered by that Award will be available for issue or transfer hereunder. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the Aggregate Share Limit. In addition, upon the full or partial payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding provisions in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued under this Plan only the net number of Shares actually issued by the Company.
(iii) Subject to adjustment as provided in Section 11 of the Plan, the aggregate number of Shares actually issued by the Company upon the exercise of Incentive Stock Options will not exceed 7,000,000 Shares.
(b) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in the Plan, to the contrary, and subject to adjustment as provided in Section 11 of the Plan:
(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 Shares during any calendar year;
(ii) No Participant will be awarded Qualified Performance Based-Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 500,000 Shares during any calendar year;
(iii) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value in excess of $2,500,000;
(iv) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is an Annual Incentive Award having an aggregate maximum value in excess of $2,500,000; and
(v) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award in the form of Other Awards of cash under Section 9(b) having an aggregate maximum value in excess of $2,500,000.
4. Option Rights. The Board may, from time to time, authorize the granting to Participants of Option Rights upon such terms and conditions consistent with the following provisions as it may determine:
(a) Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of the Plan.
(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to NWI or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to NWI of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by withholding by NWI from the Shares otherwise deliverable to the Optionee upon the exercise of such Option, a number of Shares having a value at the time of exercise equal to the total Option Price, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.
(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to NWI of some or all of the Shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f) Each grant will specify the period or periods of continuous service by the Optionee with NWI or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.
(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h) Option Rights granted under the Plan may be (i) Incentive Stock Options, (ii) options that are not intended to qualify as Incentive Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who are “employees” (under Section 3401(c) of the Code) of NWI or a subsidiary of NWI (under Section 424 of the Code).
(i) The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in Shares (or Appreciation Rights payable in Shares or cash, or a combination of both, at the Board’s discretion) for outstanding Option Rights; provided , however , that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Option Rights at the date of substitution and the difference between the Market Value Per Share of the underlying Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Shares and the Option Price of the Option Rights. If the Board determines, based upon advice from NWI’s accountants, that this provision creates adverse accounting consequences for NWI, it shall be considered null and void.
(j) No Option Right will be exercisable more than 10 years from the Date of Grant.
(k) No grant of Option Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Option Rights.
5. Appreciation Rights. The Board may, from time to time, authorize the granting to any Participant of Appreciation Rights upon such terms and conditions consistent with the following provisions as it may determine:
(a) An Appreciation Right will be a right of the Participant to receive from NWI an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b) Each grant will specify the Base Price, which may not be less than the Market Value Per Share on the Date of Grant.
(c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by NWI in cash, in Shares or in any combination thereof and may retain for the Board the right to elect among those alternatives.
(d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(e) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
(f) Each grant will specify the period or periods of continuous service by the Participant with NWI or any Subsidiary that is necessary before such Appreciation Right or installments thereof will become exercisable.
(g) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.
(h) Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.
(i) No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.
(j) No grant of Appreciation Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Appreciation Rights.
6. Restricted Stock. The Board may, from time to time, authorize the granting of Restricted Stock to Participants upon such terms and conditions consistent with the following provisions as it may determine:
(a) Each such grant will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but such rights shall be subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may determine.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(c) Each such grant will provide that the Restricted Stock covered by such grant that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a Restriction Period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.
(d) Each such grant will provide that during, and may provide that after, the Restriction Period, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in NWI or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.
(f) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided , however , that no Award intended to be a Qualified Performance-Based Award shall provide for such early termination of restrictions in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.
(g) Any such grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock or paid in cash, which may be subject to the same restrictions as the underlying Award; provided, however , that dividends or other distributions on Restricted Stock subject to
Management Objectives shall be deferred and paid in cash upon the achievement of the applicable Management Objectives and the lapse of all restrictions on such Restricted Stock.

(h) Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by NWI until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at NWI’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.
7. Restricted Stock Units. The Board may, from time to time, authorize the granting of Restricted Stock Units to Participants upon such terms and conditions consistent with the following provisions as it may determine:
(a) Each such grant will constitute the agreement by NWI to deliver Shares or cash to the Participant in the future in consideration of the performance of services, but subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.
(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(c) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided , however , that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.
(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her Award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis either in cash, additional Restricted Stock Units or in additional Shares; provided , however , that dividend equivalents on Restricted Stock Units subject to Management Objectives shall be deferred and paid in cash upon the achievement of the applicable Management Objectives and the lapse of all restrictions on such Restricted Stock Units.
(e) Each grant of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8. Annual Incentive Awards, Performance Shares and Performance Units. The Board may, from time to time, authorize the granting of Annual Incentive Awards, Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period, upon such terms and conditions consistent with the following provisions as it may determine:
(a) Each grant will specify either the number of shares, or amount of cash, payable with respect to Annual Incentive Awards, Performance Shares or Performance Units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each Annual Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year in the case of each Performance Share and Performance Unit), as will be determined by the Board at the time of grant, which Performance Period may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change in Control; provided , however , that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(c) Any grant of Annual Incentive Awards, Performance Shares or Performance Units will specify Management Objectives that, if achieved, will result in payment or early payment of the Award and may set forth a formula for determining the number of shares, or amount of cash, payable with respect to Annual Incentive Awards, Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels.
(d) Each grant will specify the time and manner of payment of Annual Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may be paid by NWI in cash, in Shares or in any combination thereof and will retain in the Board the right to elect among those alternatives.
(e) Any grant of Annual Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.
(f) The Board may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Shares; provided, however , that dividend equivalents on Performance Shares shall be deferred and paid in cash upon the achievement of the applicable Management Objectives.
9. Other Awards.
(a) The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, awards consisting of securities or other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of NWI. The Board shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Shares, Other awards, notes or other property, as the Board shall determine.
(b) Except as otherwise provided in Section 15(b), cash awards, as independent awards or as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 9.
(c) The Board may grant Shares as a bonus, or may grant other Awards in lieu of obligations of NWI or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.
10. Transferability.
(a) Except as otherwise determined by the Board, no Awards granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such Award granted under the Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.
(b) The Board may specify at the Date of Grant that part or all of the Shares that are to be issued by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock or Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards will be subject to further restrictions on transfer.

11. Adjustments. The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Shares covered by Other Awards, in the Option Price and Base Price provided in outstanding Option Rights or Appreciation Rights, and in the kind of Shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided , however , that any such adjustment to the number specified in Section 3(a)(iii) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.
12. Administration of the Plan.
(a) The Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under the Plan to the Committee. To the extent of any such delegation, references in the Plan to the Board will be deemed to be references to such Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.
(b) To the extent permitted by applicable law, including any rule of the Nasdaq Stock Market, the Board or Committee may delegate its duties under the Plan to a Secondary Committee, subject to such conditions and limitations as the Board or Committee shall prescribe; provided , however , that: (i) only the Board or Committee may grant an Award to a Participant who is subject to Section 16 of the Exchange Act; (ii) only the Board or Committee may grant an Award designed to be a Qualified Performance-Based Award; (iii) no Secondary Committee may grant an Award to a member of such Secondary Committee; (iv) the resolution providing for such delegation sets forth the total number of Shares and/or the pool dollar value of the Awards such Secondary Committee may grant; and (v) the Secondary Committee shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. To the extent of any such delegation, references or deemed references in the Plan to the Committee will be deemed to be references to such Secondary Committee. A majority of the Secondary Committee will constitute a quorum, and the action of the members of the Secondary Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Secondary Committee.
(c) The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Evidence of Award or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in an Evidence of Award, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Evidence of Award, and, subject to Sections 15 and 18, adopting modifications and amendments to this Plan or any Evidence of Award, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which NWI, its Affiliates, and/or its Subsidiaries operate. The grant of any Award that specifies Management Objectives that must be achieved before such Award can be earned or paid will specify that, before such Award will be earned and paid, the Board must certify that the Management Objectives have been satisfied.
(d) The interpretation and construction by the Board of any provision of this Plan or of any Evidence of Award or other agreement or document ancillary to or in connection with this Plan and any determination by the Board pursuant to any provision of the Plan or of any such Evidence of Award or other agreement or document ancillary to or in connection with this Plan will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.
13. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by NWI or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of NWI may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of NWI.
14. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Shares having a value that shall not exceed the statutory minimum amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, or the Company may require the Participant, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Shares on the date the benefit is to be included in Participant’s income. In no event will the Market Value per Share of the Shares to be withheld or delivered pursuant to this Section 14 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.
15. Amendments, Etc.
(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided , however , that if an amendment to the Plan must be approved by the stockholders of NWI in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of the Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, and no outstanding Option Rights or Appreciation Rights may be cancelled in exchange for other Awards, or cancelled in exchange for Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, or cancelled in exchange for cash, without stockholder approval. This Section 15(b) is intended to prohibit (without stockholder approval) the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 15(b) may not be amended without approval by NWI’s stockholders.
(c) If permitted by Section 409A of the Code and Section 162(m) in the case of a Qualified Performance-Based Award, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Shares of Restricted Stock or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Annual Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 10(b) of the Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or Other Award may be exercised or the time when such Restriction Period will end or the time at which such Annual Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.
(d) Subject to Section 16(b) of the Plan, the Board may amend the terms of any award theretofore granted under the Plan prospectively or retroactively, but subject to Section 11 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to NWI. The Board may, in its discretion, terminate the Plan at any time.
Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder on the date of termination.
16. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by NWI from time to time) and (ii) NWI shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then NWI shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the month after such six-month period.
(d) Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, NWI reserves the right to make amendments to the Plan and grants hereunder as NWI deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
17. Governing Law. The Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to principles of conflicts of laws.
18. Effective Date/Termination. The Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding Awards granted under the Existing Plan will continue unaffected, in accordance with the terms of the Existing Plan as in effect on the Effective Date, following the Effective Date. No grant will be made under the Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the Evidence of Award conveying such grants and of the Plan.
19. Miscellaneous.
(a) Each grant of an Award will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Board may approve.

(b) NWI will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractional Shares or for the settlement of fractional Shares in cash.
(c) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with NWI or any Subsidiary, nor will it interfere in any way with any right NWI or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(d) No person shall have any claim to be granted any Award under the Plan. Without limiting the generality of the foregoing, the fact that a target Award is established for the job value or level for an employee shall not entitle any employee to an Award hereunder. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any Shares covered by any Award until the date as of which he or she is actually recorded as the holder of such Shares upon the stock records of the Company.
(e) Determinations by the Board or the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and Awards under the Plan, whether or not such persons are similarly situated.
(f) To the extent that any provision of the Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan.

(g) No Award under the Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.
(h) Absence or leave approved by a duly constituted officer of NWI or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder.
(i) The Board may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by NWI or a Subsidiary to the Participant.
(j) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(k) Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award upon such terms and conditions as the Board or Committee may specify in such Evidence of Award; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by or service to the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 19(k) shall not be the Company’s exclusive remedy with respect to such matters. This Section 19(k) shall not apply after a Change in Control, unless otherwise specifically provided in the Evidence of Award.

NOVATEL WIRELESS, INC.
2009 OMNIBUS INCENTIVE COMPENSATION PLAN
NONSTATUTORY STOCK OPTION AGREEMENT
Novatel Wireless, Inc., a Delaware corporation (the “Company”), hereby grants options (the “Options”) to purchase shares of its common stock (the “Shares”) to the individual named below (the “Optionee”). The terms and conditions of the Options are set forth in this agreement (the “Award Agreement”) and in the Company’s 2009 Omnibus Incentive Compensation Plan (the “Plan”).
Name of Optionee:
Date of Option Grant:
Number of Options Granted:
Option Price per Share:
Vesting Commencement Date:
Option Expiration Date:
Vesting Schedule:
Subject to the terms and conditions of this Award Agreement, this Option shall vest over four years, as follows: one-fourth (1/4th) of the total Options granted hereunder shall vest and become exercisable on the one-year anniversary of the Vesting Commencement Date, and one-forty-eighth (1/48th) of the total Options granted hereunder shall vest monthly thereafter for a period of thirty-six (36) months. The resulting aggregate number of vested Options shall be rounded to the nearest whole number on each vesting date. The Board, in its discretion, may accelerate the vesting of any unvested Options in the event of a Change in Control. No Options shall vest after the Optionee’s service with or for the Company or any Subsidiary or Affiliate thereof has terminated for any reason.

By accepting this Award Agreement, the Optionee hereby agrees to all the terms and conditions set forth in this Award Agreement and in the Plan, a copy of which is available on the Company’s intranet site.

Company:
	Name:	(Signature)

Title:

NOVATEL WIRELESS, INC.
2009 OMNIBUS INCENTIVE COMPENSATION PLAN
NONSTATUTORY STOCK OPTION AGREEMENT

The Plan and Other Agreements
The text of the Plan is incorporated into this Award Agreement by reference. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used but not otherwise defined in this Award Agreement are defined in the Plan.
Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Award Agreement without your consent (provided, however, that your consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”)).
This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding these Options. Any prior agreements, commitments or negotiations concerning these Options are hereby superseded entirely. Notwithstanding the foregoing, to the extent a written employment agreement, change-in-control agreement, severance agreement or other similar written agreement or arrangement (an “Employment Arrangement”) that has been approved by the Board or a committee thereof provides for greater benefits to the Optionee than provided in this Award Agreement or in the Plan with respect to (a) vesting of the Options upon termination of employment or in the event of a Change in Control, or (b) exercisability of the Options following termination of employment, then the terms of the Employment Arrangement with respect to these matters shall supersede the terms of this Award Agreement to the extent permitted by the Plan.

Nonstatutory Stock Option	These Options are not intended to be Incentive Stock Options under section 422 of the Code and will be interpreted accordingly.

Vesting	These Options are exercisable only before they expire and then only with respect to those that are vested. These Options will vest according to the Vesting Schedule on the attached cover sheet.

Term
These Options will expire in any event at the close of business at Company headquarters on the 10th anniversary of the Date of Option Grant, as shown on the cover sheet. These Options will expire earlier if your service terminates, as described below.

Regular Termination
If your service terminates for any reason, other than death, Disability (as defined below), or Cause (as defined below), then these Options will expire at the close of business at Company headquarters on the 90th calendar day after your service termination date.

Termination for Cause
If your service is terminated for Cause, as determined by the Board in its sole discretion, then immediately upon such event you automatically forfeit all rights to these Options and they shall immediately expire. For purposes of this Award Agreement, “Cause” shall mean the termination of your service due to your commission of any act of fraud, embezzlement or dishonesty; any unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any Subsidiary or Affiliate thereof; or any other intentional misconduct on your part that adversely affects the business or affairs of the Company or any Subsidiary or Affiliate thereof in a material manner. This definition shall not restrict in any way the Company’s or any Subsidiary’s or Affiliate’s right to discharge you for any other reason, nor shall this definition be deemed to be inclusive of all the acts or omissions which constitute “Cause” for purposes other than this Award Agreement.

Death
If your service terminates because of your death, then these Options will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. At any time during that twelve (12) month period, your estate or heirs may exercise those Options which were vested as of the date of your death.

Disability
If your service terminates because of your Disability, then these Options will expire at the close of business at Company headquarters on the date twelve (12) months after your service termination date. At any time during that twelve (12) month period, you may exercise those Options which were vested as of the date your service terminated because of your Disability. For purposes of this Award Agreement, “Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Leaves of Absence
For purposes of these Options, your service is not interrupted or terminated when you go on a leave of absence that was approved in writing by a duly constituted officer of the Company or any Subsidiary or Affiliate thereof. Your service terminates in any event when the approved leave ends unless you immediately return to active work at the Company or any Subsidiary or Affiliate thereof.
The Company, in its sole discretion, determines which leaves count for this purpose, as well as the point in time your service terminates for all purposes under the Plan.

Method of Exercise
When you wish to exercise any of these Options, you must provide written notice to the Company, or use such other method of exercise as may be specified by the Company, including exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will specify how many Options you wish to exercise. If someone else wants to exercise these Options after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise Options, you must remit payment of the Option Price for the Shares you are purchasing at that time and any Tax-Related Items (as defined below). Payment may be made in one of the following forms:
- Cash, your personal check, a cashier’s check or a money order.
- By delivery (on a form or by electronic means prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price.

Withholding Taxes
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(2) withholding from proceeds of the sale of Shares acquired at exercise, either through a voluntary sale or through a sale arranged by the Company (on your behalf pursuant to this authorization); or
(3) withholding in Shares to be issued at exercise.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the Options exercised, notwithstanding that a number of Shares is retained solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds from the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Transfer of Options
Prior to your death, only you may exercise these Options, or in the case of legal incapacity, your guardian or legal representative may act on your behalf. You cannot transfer or assign these Options. For instance, you may not sell the Options themselves or use them as security for a loan. If you attempt to do any of these things, the Options will immediately become invalid. You may, however, dispose of these Options in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor your spouse’s interest in these Options in any way.

Retention Rights
These Options or this Award Agreement do not give you the right to be retained or to continue to be retained by the Company or any Subsidiary or Affiliate thereof in any employment or other capacity. The Company or any Subsidiary or Affiliate thereof reserves the right to terminate your service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you are recorded as the holder of the Shares upon the stock records of the Company. No adjustments are made for dividends or other rights if the applicable record date occurs before you are recorded as the holder of the Shares, except as otherwise described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by these Options and the Option Price may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. These Options shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult your own personal tax, legal and financial advisors regarding your participation in the Plan and before taking any action related to the Plan.

Applicable Law
The Option grant and the provisions of this Award Agreement are governed by, and subject to, the internal substantive laws but not the choice of law rules of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts of the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Options granted under and participation in the Plan or future options that may be granted under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Severability
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By accepting this Award Agreement, you agree to all of the terms and conditions described above and in the Plan.

NOVATEL WIRELESS, INC.
2009 OMNIBUS INCENTIVE COMPENSATION PLAN

Stock Unit Award Agreement
Award No. ________
You are hereby awarded Stock Units (the “Stock Units”) subject to the terms and conditions set forth in this Stock Unit Award Agreement (“Award Agreement” or “Award”), and the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”), which is attached as Exhibit A. A summary of the Plan appears in the related Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.
By accepting this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Novatel Wireless, Inc. (the “Company”), or any committee appointed by the Board to administer the Plan, and shall be final, conclusive and binding upon all parties, including you and your heirs and representatives. Capitalized terms used but not otherwise defined in this Award Agreement are defined in the Plan.

1.	Specific Terms. Your Stock Units have the following terms:

Name of Recipient
Number of Stock Units Subject to Award
Purchase Price per Share (if applicable)	Not applicable.
Date of Grant
Vesting (each, a “Vesting Date”)
At the rate of one-third of the total number of Stock Units subject to this Award on ________________ and one-half of the balance shall vest on each annual anniversary of the first vest date; subject to your service not ending before the applicable Vesting Date. The Board, in its discretion, may accelerate the vesting of any unvested Stock Units in the event of a Change in Control.

2.Termination of Service; Leaves of Absence. This Award shall be canceled and become automatically null and void immediately upon termination of your service to the Company or its Subsidiary or Affiliate for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your service to the Company or any Subsidiary or Affiliate thereof ends. For purposes of the Award, your service is not interrupted or terminated when you go on a leave of absence that is approved in writing by a duly constituted officer of the Company or any Subsidiary or Affiliate thereof. Your service terminates in any event when the approved leave ends unless you immediately return to active work at the Company or any Subsidiary or Affiliate thereof.
3.Satisfaction of Vesting Restrictions. No Shares will be issued before you complete the requirements that are necessary for you to vest in your Stock Units. As soon as practicable after the date on which your Stock Units vest in whole or in part, the Company will issue to you, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested Stock Unit; provided, however, that, by accepting this Award Agreement, you authorize the Company to withhold taxes pursuant to Section 7 below.
4.Investment Purposes. By accepting this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your Stock Units will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the U.S. Securities Act of 1933, as amended. You further acknowledge and agree that your ability to sell any Shares issued to you pursuant to your Stock Units may be limited by applicable securities laws and the Company’s Insider Trading Policy then in effect.
5.Dividend Equivalents. When Shares are delivered to you pursuant to the vesting of your Stock Units, you shall also be entitled to receive, with respect to each Share issued or withheld by the Company pursuant to Section 3, (a) a number of Shares equal to the per Share stock dividends which were declared and paid to the holders of Shares between the Date of Grant and the date such Shares are delivered to you, and (b) a number of Shares having a Fair Market Value (on the date of each cash dividend payment date) equal to any per Share cash dividends that were paid to the holders of Shares based on a record date falling between the Date of Grant and the date such Shares are delivered to you. To the extent that your service ends before vesting of all the Stock Units, you will forfeit all dividend equivalents (whether paid in cash or in stock) attributable to all Shares underlying such unvested Stock Units.
6.Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Board.
7.Income Taxes and Deferred Compensation. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of Stock Units, the settlement of the Stock Units with Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax Related Items. You acknowledge that neither the Company nor the Employer shall have any obligation to indemnify or otherwise hold you harmless from any or all of such Tax Related Items.
The Board shall have the sole discretion to interpret the requirements of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for purposes of the Plan and this Award Agreement. The Board has the discretion to unilaterally modify this Award as necessary to conform with U.S. law. This includes the right, to the extent the Company deems necessary or advisable in its sole discretion, of the Board to unilaterally amend or modify the Plan and/or this Award Agreement to conform with applicable U.S. law, including to ensure that the grant and administration of this Award qualifies for exemption from the application of the taxes imposed by Section 409A of the Code. Notwithstanding the previous sentence, the Company makes no representation that this Award is not now, nor in the future, subject to the taxes imposed by Section 409A of the Code nor undertakes to preclude such taxes from applying to this Award.
Prior to the relevant taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all Tax Related Items. In this regard, you authorize the Company or the Employer to withhold all applicable Tax Related Items legally payable by you by (1) withholding a number of Shares otherwise deliverable to you from time to time equal to the Retained Share Amount (as defined below), (2) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; and/or (3) withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units, either through a voluntary sale or through a sale arranged by the Company (on your behalf pursuant to this authorization). The “Retained Share Amount” shall mean a number of Shares equal to the quotient of the minimum statutory tax withholding obligation of the Company triggered by the vesting of your Award on the relevant Vesting Date, divided by the Fair Market Value of one Share on the relevant Vesting Date or as otherwise provided in the Plan. If the obligation for Tax Related Items is satisfied by withholding a number of Shares as described herein, you understand that you will be deemed to have been issued the full number of Shares subject to the settled Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax Related Items due as a result of the settlement of the Stock Units.
You shall pay to the Company or to the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of your receipt of Stock Units, the vesting of Stock Units, or the settlement of vested Stock Units with Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to you if you fail to comply with your obligation in connection with the Tax Related Items as described herein.
8.Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company or the Employer had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
9.Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
10.Modifications. Subject to Section 7 hereof, this Award Agreement may not be modified or amended without your prior consent.
11.Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
12.Severability. Every provision of this Award Agreement and the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
13.Plan Governs. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.
Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Award Agreement without your consent (provided, however, that your consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code).
14.Not a Contract of Employment. By accepting this Award Agreement, you acknowledge and agree that (a) any person whose service is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that his or her service was terminated to preclude vesting; (b) you will never make such a claim; (c) nothing in this Award Agreement or the Plan confers on you any right to continue a service relationship with the Company, nor shall anything in this Award Agreement or the Plan affect in any way your right or the rights of the Company or the Employer to terminate your service at any time, with or without cause; and (d) the Company would not have granted this Award to you but for these acknowledgements and agreements.
15.Governing Law. This Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto are governed by, and subject to, the internal substantive laws but not the choice of law rules of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts of the United States for the Southern District of California, and no other courts, where this Award is made and/or to be performed.
BY ACCEPTING THIS AWARD AGREEMENT, you and the Company agree that the Stock Units are hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

NOVATEL WIRELESS, INC.

By:
Name:
Title: